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CONTACT:  James J. Villanueva, Executive Vice President
          Norman Dowling, Vice President and Chief Financial Officer
          (760) 630-2011

          Michael Pollock
          Pondel Parsons & Wilkinson
          (310) 207-9300

                                                           FOR IMMEDIATE RELEASE

                       CINEMASTAR ANNOUNCES NEW MANAGEMENT TEAM
                   -- JACK R. CROSBY NAMED CHIEF EXECUTIVE OFFICER;
                        FRANK MORENO NAMED PRESIDENT & COO --

     OCEANSIDE, California -- March 30, 1998 -- CinemaStar Luxury Theaters, Inc. (NASDAQ:LUXY) today announced that it has restructured its management team and named Jack R. Crosby, the chairman of the board of the company, as chief executive officer. Industry veteran Frank Moreno has been appointed as president and chief operating officer. The company also announced the appointment of Alan Elrod as a film buyer and John Eltz as the company's director of concessions. CinemaStar previously announced the appointment of Norman Dowling as chief financial officer.

     Former officers of the company, John Ellison, Jr., Alan Grossberg, Jerry Willits and Jon Meloan, announced that they have agreed to the restructuring of CinemaStar's management team. Each of these individuals has resigned from their employment with the company and from their positions as members of the board of directors. The individuals have accepted a separation package which includes CinemaStar's collective payment to them of $875,000 in cash and loan forgiveness of about $200,000, as well as mutual general releases, which encompass the individual's release of any claims against the company under their multi-year employment agreements. Ellison, Grossberg, Willits and Meloan plan to pursue other business opportunities and expressed strong confidence in the company and support for the new management team.


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     The new additions to the management team, all former employees of Theater
Acquisitions, L.P., bring a wealth of experience to CinemaStar. Prior to joining the company, Mr. Moreno was the president and chief executive officer of Theater Acquisitions, L.P., a privately owned company formed by Crosby and Moreno in 1990 to purchase selected movie theaters in Florida and Puerto Rico from Wometco Enterprises, Inc. Under Moreno's leadership, Theater Acquisitions, L.P. expanded the circuit and significantly increased its operating performance before being sold in 1994.

     Jack R. Crosby, chairman and chief executive officer, made the following comments: "We have assembled a veteran management team to build upon the existing base of CinemaStar's theater operations. We have successfully worked together in the past, and we look forward to capitalizing upon the opportunity at hand. This new management team is the first of many changes to be made at CinemaStar."

     Mr. Crosby concluded, "It is our goal to deliver the best movie going experience possible to our customers and at the same time deliver strong financial results to our shareholders. Our new management team will strive to deliver on both of these goals."

     Founded in 1989, CinemaStar Luxury Theaters currently operates 79 screens in eight first-run movie theaters, including seven in Southern California with a total of 69 screens and the recently opened 10 screen theater complex in Tijuana, Mexico. CinemaStar theaters feature high quality projection and sound capabilities, including LucasFilm THX Stereo Surround Sound environment systems, along with luxury amenities such as high-back reclining seats and extra wide aisles between seat rows.

     THE INFORMATION CONTAINED IN THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, SUCH AS THE STATEMENTS OF THE COMPANY'S PLAN, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FORM 10-KSB AND FORM 10-QSB ON FILE WITH THE SEC.